Exhibit 10.27
FORM OF FIRST AMENDMENT TO EXECUTIVE AGREEMENT
This FIRST AMENDMENT TO EXECUTIVE AGREEMENT (the “Amendment”) is entered into this ___day of December, 2008, by and between Human Genome Sciences, Inc. (the “Company”) and ___(the “Executive”) and serves to amend that certain Executive Agreement made and entered into as of the ___day of ___, 20___, by and between the Company and the Executive (the “Executive Agreement”).
WHEREAS, the Executive Agreement, by its terms, is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and any regulations and Treasury guidance promulgated thereunder; and
WHEREAS, the Executive Agreement provides that the Company and the Executive agree that they will execute any and all amendments as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A; and
WHEREAS, the Company and the Executive mutually agree that certain revisions to the Executive Agreement are advisable to ensure compliance with Section 409A.
NOW, THEREFORE, the Executive Agreement is amended, effective as of January 1, 2009, as follows:
1.	Section 16(vi) is amended in its entirety to read as follows:
“(vi) “Termination of employment,” “Date of Termination,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.”
2.	Section 16(vii) is amended in its entirety to read as follows:
“(vii) If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue with interest and shall be made within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after appointment of the personal representative or executor of Executive’s estate following Executive’s death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service.”
IN WITNESS WHEREOF, this First Amendment to Executive Agreement is executed as of the date first written above by the Executive and by a duly authorized officer of the Company on behalf of the Company.

[NAME OF EXECUTIVE]	WITNESS:
(“Executive”)

HUMAN GENOME SCIENCES, INC.	ATTEST:
(“Company”)

By:
H. Thomas Watkins
Title: President and Chief Executive Officer